Exhibit 99.1

Press Release
Gulfport Energy Reports Third Quarter 2008 Results

OKLAHOMA CITY (November 6, 2008) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the third quarter of 2008.

For the third quarter of 2008, Gulfport reported net income of $14.1 million on revenues of $36.9 million, or $0.33 per diluted share. EBITDA (as defined below) for the third quarter of 2008 was $24.8 million. Cash flow from operating activities before changes in operating assets and liabilities was $23.9 million.

Production

Net production was 361,318 barrels of oil, 134,959 thousand cubic feet (“MCF”) of natural gas and 16,540 barrels of natural gas liquids (“NGL”), or 400,351 barrels of oil equivalent (“BOE”), for the third quarter of 2008. Realized price, which includes transportation, for the quarter was $95.08 per barrel of oil, $9.91 per MCF of natural gas and $73.55 per barrel of NGL, or total equivalent of $92.19 per BOE.

In the third quarter of 2008, approximately 130,000 BOE of production was lost due to hurricane shut-ins. Less the impacts of the hurricanes, net production for the third quarter of 2008 would have been approximately 5,765 barrels of oil equivalent per day (“BOEPD”).

Net production for the third quarter of 2008 by region was 318,101 BOE in Southern Louisiana, 63,632 BOE in the Permian Basin and 18,618 BOE in the Bakken.

Southern Louisiana

In Southern Louisiana, Gulfport has drilled eight wells at West Cote Blanche Bay (“WCBB”) year-to-date. Of these eight wells, seven wells were completed as producers with one non-productive “Halo Well” drilled as a requirement to maintain acreage. Gulfport also performed nine recompletions at WCBB in the third quarter. From October 22 to November 4, 2008, WCBB produced for a fourteen-day average of 3,943 net BOEPD.

At Hackberry, all four wells drilled during the summer of 2008 have been completed and are strong producers. From October 22 to November 4, 2008, Hackberry produced for a fourteen-day average of 785 net BOEPD.

Gulfport’s year-to-date drilling activity at WCBB and Hackberry combines for a 92% drilling success rate in Southern Louisiana.

Permian Basin

In the Permian Basin, 29 gross wells have been spud year-to-date. Of these 29 wells, 25 have been completed and fracture treated, with 14 of the completions being performed in September and October. One well is currently drilling while three wells are in various stages of completion. From October 22 to November 4, 2008, Gulfport’s Permian assets produced for a fourteen-day average of 874 net BOEPD.

Bakken

Gulfport’s acreage position in the Bakken has been expanded to 17,660 acres in the play, with approximately 26% located in Mountrail County. Year-to-date, Gulfport has participated, or committed to participate, in approximately 50 gross wells. Proposed working interests total approximately 1.3 net wells at a total cost of approximately $7.0 million as of October 31, 2008.

As previously reported, the Whitmore 1-6H reported an IP rate of 1,830 BOEPD from the Bakken formation in the Parshall area of Mountrail County, North Dakota. To date, cumulative production from this well is approximately 75,034 gross BOE for a 72 day period. Gulfport owns a 15.5% working interest in the well.

The Whitmore 1-7H tested at an IP rate of 2,205 BOEPD from the Bakken formation in the Parshall area of Mountrail County, North Dakota. To date, cumulative production from the well is approximately 30,865 gross BOE for a 21 day period. Gulfport owns a 3.9% working interest in the well.

Canadian Oil Sands

In Canada, Gulfport has an approximate 25% interest in Grizzly Oil Sands (“Grizzly”), a Canadian oil sands company. Grizzly holds the sixth largest land position in the Alberta oil sands with 511,765 net acres of oil sands leases, all of which are owned and operated by Grizzly (127,941 acres net to Gulfport). In the third quarter of 2008, Grizzly appointed John Pearce, formerly of Devon Canada, to the position of Chief Executive Officer. Mr. Pearce possesses a wealth of knowledge and experience in thermal heavy oil, having been responsible for lease selection, preliminary design, permitting, project management and operations engineering functions for the 35,000 barrel per day (“BPD”) Jackfish project, currently in operation, as well as for the 35,000 BPD Jackfish 2 project, which recently received regulatory approval. Under the guidance of Mr. Pearce, Grizzly is moving forward with the permitting of its winter drilling program to begin in late 2008.

Management’s Comments

Chief Executive Officer Jim Palm said, “At this point, we have an identified capital expenditure budget of $35 million in 2009 with approximately $5 million allocated to Grizzly and the remainder split evenly between Southern Louisiana and the Permian and Bakken. The Southern Louisiana budget will focus on recompletions. With this budget, we expect to produce in the range of approximately 1.9 to 2.1 million BOE and generate approximately $100 - $110 million of EBITDA at $70 WTI and $120 - $130 million of EBITDA at $90 WTI.”

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts and Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call today at 11:30 a.m. Central Time to discuss its third quarter 2008 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-561-2601. International callers please dial 617-614-3518. The passcode for the conference call is 71843787. A replay of the call will be available for two weeks at 1-888-286-8010 or internationally at 617-801-6888. The replay passcode is 92578047. The webcast will be archived on the Company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC. In addition, Gulfport is participating in numerous wells in the Bakken play in the Williston Basin in North Dakota.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash flows from operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Gas sales	$1,337,000	$1,500,000	$5,612,000	$3,993,000
Oil and condensate sales	34,354,000	28,472,000	95,636,000	71,360,000
Natural gas liquids sales	1,216,000	—	2,784,000	—
Other income (expense)	(176,000)	3,000	(381,000)	12,000

	36,731,000	29,975,000	103,651,000	75,365,000

Costs and expenses:
Lease operating expenses	6,362,000	4,008,000	14,906,000	11,127,000
Production taxes	3,970,000	3,547,000	11,398,000	9,017,000
Depreciation, depletion, and amortization	9,392,000	7,845,000	28,912,000	20,128,000
General and administrative	1,748,000	1,192,000	5,270,000	3,427,000
Accretion expense	140,000	138,000	417,000	415,000

	21,612,000	16,730,000	60,903,000	44,114,000

INCOME FROM OPERATIONS:	15,119,000	13,245,000	42,748,000	31,251,000

OTHER (INCOME) EXPENSE:
Interest expense	1,172,000	654,000	3,402,000	1,979,000
Insurance proceeds	—	—	(769,000)	—
Interest income	(180,000)	(114,000)	(404,000)	(343,000)

	992,000	540,000	2,229,000	1,636,000

INCOME BEFORE INCOME TAXES	14,127,000	12,705,000	40,519,000	29,615,000

INCOME TAX EXPENSE:	20,000	4,000	20,000	57,000

NET INCOME	$14,107,000	$12,701,000	$40,499,000	$29,558,000

NET INCOME PER COMMON SHARE:

Basic	$0.33	$0.34	$0.95	$0.82

Diluted	$0.33	$0.33	$0.94	$0.80

Basic weighted average shares outstanding	42,620,332	37,671,681	42,589,277	36,048,327

Diluted weighted average shares outstanding	43,061,831	38,350,214	43,061,383	36,721,743

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Income	$14,107,000	$12,701,000	$40,499,000	$29,558,000
Interest expense	1,172,000	654,000	3,402,000	1,979,000
Income tax expense	20,000	4,000	20,000	57,000
Accretion expense	140,000	138,000	417,000	415,000
Depreciation, depletion, and amortization	9,392,000	7,845,000	28,912,000	20,128,000

EBITDA	$24,831,000	$21,342,000	$73,250,000	$52,137,000

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Cash provided by operating activity	$29,547,000	$21,413,000	$75,263,000	$47,236,000
Adjustments:
Changes in operating assets and liabilities	(5,678,000)	(468,000)	(4,695,000)	3,613,000

Operating Cash Flow	$23,869,000	$20,945,000	$70,568,000	$50,849,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	3Q2008	3Q2007	YTD 2008	YTD 2007
Production Volumes:

Oil (MBbls)	361.3	404.1	1,131.8	1,115.6
Gas (MMcf)	135.0	218.1	559.0	531.5
NGL (Gal)	694.7	—	1,804.6	—
Oil Equivalents (MBOE)	400.4	440.4	1,267.9	1,204.2

Average Realized Price:

Oil (per Bbl)	$95.08	$70.46	$84.50	$63.97
Gas (per Mcf)	$9.91	$6.88	$10.04	$7.51
NGL (per Gal)	$1.75	$0.00	$1.54	$0.00
Oil Equivalents (BOE)	$92.19	$68.05	$82.05	$62.58